                                                                    EXHIBIT 99.1


            IXC COMMUNICATIONS, INC. ANNOUNCES THIRD QUARTER RESULTS
                      -- Exceeds Analysts' Expectations --
                -- Gross Margin Increases to 37.6% from 26.2% --
                             -- EBITDA up 354.5% --


AUSTIN, TEXAS (BUSINESS WIRE) - Oct. 29, 1998 - IXC Communications, Inc. (Nasdaq: IIXC) today announced that revenue for the third quarter 1998 increased 35.4% to $185.3 million from $136.8 million in the third quarter 1997. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter increased 354.3% to $35.2 million from $7.7 million in the prior year's third quarter. The net loss for the third quarter was $15.3 million or ($.85) per share (basic and diluted) compared with a loss of $31.2 million or ($1.09) per share in the third quarter of 1997. Current and prior year results have been restated to include the operations of Eclipse (formerly Network Long Distance, Inc.), which was acquired on June 3, 1998 in a transaction accounted for as a pooling of interests.

"IXC's operating results are on track with the Company's operating plan, and exceed the consensus of analysts' estimates for the quarter," said Ben Scott, chairman and chief executive officer. "As we expected, the Company regained its momentum in growing both revenue and EBITDA in the period." Mr. Scott also noted that the integration of Eclipse into IXC is progressing and the Company is rapidly gearing up its retail sales operations. "We have expanded the sales force at Eclipse by over 40% to over 200, and are beginning to see significant improvements in monthly revenue per order generated," said Scott. "Eclipse is now marketing an expanded integrated service product line, and is moving further up-market to larger volume customers. We expect the investment we are making in growing our retail channel to pay important dividends in the future."

Recurring revenue, consisting of the Company's private line and switched long distance services, increased $39.5 million to $176.3 million, with private line revenue growing $23.6 million, or 56.2%, and switched long distance revenue increasing $15.9 million, or 16.7%, over the third quarter 1997. Total revenue also included $9.0 million of "other revenue" from the sale of usage rights in fibers that are jointly owned with another carrier. This revenue was recorded net of its cost, and, although considered nonrecurring, similar sales are currently expected to continue over the next several quarters.

Gross profit increased 110.3% to $75.3 million, versus $35.8 million in the third quarter 1997. The $39.5 million improvement included $30.5 million related to recurring revenue increases and $9.0 million from the nonrecurring other revenue item. Gross margin related to recurring revenue increased to 37.6% from 26.2% in the third quarter 1997. Transmission lease expense increased only 10.6% over the prior year's third quarter, as the Company transferred off-net traffic to its expanding fiber network, and as a greater proportion of new revenue was generated on-net. Access costs increased 5.6%, declining as a percentage of switched long distance revenue to 69.6% from 77.0% in the third quarter 1997. This was the result of FCC-mandated reductions in unitary (per minute) access costs, partially offset by increased costs related to new tandem trunking charges which were implemented July 1.

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Operating and administrative costs in the quarter increased $12.0 million to
$40.1 million versus $28.0 million in the third quarter 1997, representing 22.7% of recurring revenues versus 20.5% in the prior year's third quarter. The increase was due primarily to operating costs related to the expanded fiber network as well as sales administrative costs related to expanding the sales force in Eclipse, the Company's retail operation. It is the Company's intention to continue to expand the Eclipse direct sales force and, therefore, operating and administrative expenses may continue to increase in future quarters as a percentage of revenues.

The net loss for the quarter reflected the improvement in EBITDA, offset by higher depreciation expense related to the Company's fiber expansion program. Loss per common share for the third quarter 1998 also reflects $15.3 million in preferred stock dividends versus $6.7 million in the 1997 third quarter.

On a sequential quarter basis, third quarter recurring revenue increased 13.0% to $176.3 million, compared with $155.9 million in the second quarter 1998, largely due to a 30.0% improvement in private line revenue. This was primarily the result of activating circuits during the quarter related to the $265 million ISP contract announced earlier this year. Switched long distance revenue increased $5.2 million, or 5.0% over the 1998 second quarter, despite the expected decline in revenue from Excel Communications arising from the planned migration of switched traffic to its own network. Earlier this year, the Company announced a revised 4-year $156 million contract with Excel, the major portion of which is for higher-margin, private line services. Gross profit, related to recurring revenue, increased $18.0 million, or 37.1% over the 1998 second quarter related primarily to the revenue increase against relatively flat cost of sales. Gross margin related to recurring revenue increased to 37.6% in the third quarter - 6.6% points above the 31.0% achieved in the second quarter of 1998. Operating and administrative costs increased 33.7% quarter to quarter to support the Company's expanding fiber network and to expand its retail sales force. EBITDA from recurring revenue in the third quarter increased 42.8% to $26.2 million versus $18.4 million in the second quarter, 1998.

YEAR-TO-DATE RESULTS
--------------------

For the first three quarters of 1998 revenue increased $141.3 million or 39.5% to $498.8 million. The increase in recurring revenue was $132.3 million, or 37.0% to $489.8 million in 1998, compared with $357.5 million in the first three quarters of 1997. Year-to-date private line revenue increased 43.6% or $48.5 million to $159.8 million due to the activation of large-capacity service contracts. Switched long distance revenue increased 34.0% or $83.8 million to $330.0 million, despite a $19.4 million decline in switched revenue related to Excel.

Gross profit in the first three quarters of 1998 increased $92.6 million or 114.9% to $173.3 million versus the 1997 period, including a gross profit of $164.3 million from recurring revenue. Gross profit as a percentage of recurring revenue improved to 33.5% for the 1998 period versus 22.5% in 1997. The gross margin improvement resulted from the realization of economies of IXC's expanded fiber network, reflecting increased new revenue being generated on-net, as well as the movement of off-net leased circuits to the new fiber network. Gross margin also benefited from the impact of the FCC-mandated reductions in access costs, as well as continuing close management of costs related to traffic mix and overflow traffic.

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Year-to-date operating and administrative costs increased $25.0 million, or
33.6%, supporting the expanded scope of network operations and the build up of the Eclipse sales force. Operating and administrative expenses as a percentage of recurring revenue were essentially flat versus the comparable period last year at 20.3%.

The net loss for the first three quarters of 1998 increased 66.3% to $135.7 million over the comparable period in 1997, as the $67.6 million EBITDA improvement was more than offset by the $69.6 million extraordinary charge associated with the early redemption of debt, increased pooling costs associated with the acquisition of Eclipse in 1998 ($4.5 million), additional depreciation related to the fiber network expansion ($24.3 million), and increased equity losses ($16.7 million) related primarily to the Company's investment in MarcaTel, a Mexican long distance carrier.

"We've made great strides, both operationally and in the expansion of our network," said Mr. Scott. "We now have an enormous amount of capacity on line and available to meet the new high-speed, high-capacity demands we see in the marketplace."

Mr. Scott noted a number of key events in the third quarter:

 .       Successful completion of $600 million Senior Secured Credit Facility as the third step in the Company's planned refinancing program.

 .       Three-year, $12 million contract with Adelphia Communications
        Corporation to provide switched services to their cable and business customers.

 .       Introduction of new turn-key, branded suite of Internet wholesale services nationwide.

 .       Completion of 2,400 fiber route miles, including the route segment between New York, Washington D.C., Atlanta, Houston and Dallas, and the route segment between Los Angeles and San Francisco - bringing IXC's network to approximately 9,300 fiber route miles.

 .       Launch of Storm Communications, Ltd., IXC's joint venture, offering switched voice services in Europe.

 .       Three contracts totaling more than $33 million to provide fiber optic network to Digital Teleport, Inc.

 .       Implementation of the first OC-192 fiber optic transmission system supporting up to 80 gigabits per second of capacity - the longest eight-wavelength OC-192 system deployed anywhere in the world.

 .       An agreement with Time Warner Telecommunications to offer long distance services to Time Warner business customers nationwide.


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IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having completed the first new coast-to-coast fiber optic network in the United States in more than a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is at www.ixc-comm.com.

Certain of the above statements set forth management's expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements due to unavoidable construction delays, increases in expenses, and other factors. Additional information on factors that may affect the business and financial results of IXC can be found in IXC's filings with the Securities and Exchange Commission.

                                      # # #


Media Contact:                               Investor Contact:
--------------                               -----------------
Melissa Jackson                              Greta Wiechman
Manager of Public Relations                  Senior Manager, Investor Relations
(512) 231-5247                               (888) 267-9478
mjackson@ixc-comm.com                        gwiechman@ixc-comm.com

                            IXC COMMUNICATIONS, INC.
                          SUMMARY OF OPERATING RESULTS
                        ($000'S EXCEPT PER SHARE AMOUNTS)

                                                             Three Months Ended              Year To Date
                                                                 September 30,               September 30,
                                                          ------------------------      ------------------------
                                                            1998           1997           1998           1997
                                                          ---------      ---------      ---------      ---------
Revenues:
     Private line                                         $  65,539      $  41,948      $ 159,788      $ 111,311
     Long distance switched services                        110,741         94,881        330,010        246,212
     Other                                                    8,989             --          8,989             --
                                                          ---------      ---------      ---------      ---------

          Total operating revenue                           185,269        136,829        498,787        357,523

Gross margin                                                 75,285         35,794        173,261         80,615
                                  %                            40.6%          26.2%          34.7%          22.5%

EBITDA                                                       35,191          7,747         73,839          6,205
                                  %                            19.0%           5.7%          14.8%           1.7%

     Depreciation and amortization                           34,801         22,866         77,589         48,339
     Pooling costs                                              444            302          8,089          3,627
                                                          ---------      ---------      ---------      ---------

OPERATING LOSS                                                  (54)       (15,421)       (11,839)       (45,761)
     Interest expense, net                                    5,421          5,795         15,341         19,415
     Equity in net loss of unconsolidated subsidiaries        8,307          7,317         30,326         13,668
     Other, net                                                  35          1,943            284          2,234
                                                          ---------      ---------      ---------      ---------

LOSS BEFORE INCOME TAXES AND EXTRAORDINARY LOSS             (13,817)       (30,476)       (57,790)       (81,078)
     Income tax provision                                     1,647            696          8,266            506
                                                          ---------      ---------      ---------      ---------

LOSS BEFORE EXTRAORDINARY LOSS                              (15,464)       (31,172)       (66,056)       (81,584)
     Extraordinary loss on early extinguishment
       of debt                                                  163             --        (69,647)            --
                                                          ---------      ---------      ---------      ---------

NET LOSS                                                  $ (15,301)     $ (31,172)     $(135,703)     $ (81,584)
                                                          =========      =========      =========      =========

Dividends applicable to preferred stock                     (15,341)        (6,727)       (42,548)        (9,485)
                                                          ---------      ---------      ---------      ---------
Net loss applicable to common stockholders                $ (30,642)     $ (37,899)     $(178,251)     $ (91,069)
                                                          =========      =========      =========      =========

Loss per share before extraordinary item                  $   (0.86)     $   (1.09)     $   (3.04)     $   (2.63)
Loss per share from extraordinary item                         0.01             --          (1.95)            --
                                                          ---------      ---------      ---------      ---------
Basic and diluted loss per share                          $   (0.85)     $   (1.09)     $   (4.98)     $   (2.63)
                                                          =========      =========      =========      =========

Weighted average common shares outstanding                   36,014         34,791         35,774         34,623